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                                                                    EXHIBIT 99.1
PRESS RELEASE
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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE

WEDNESDAY, DECEMBER 1, 2004

CONTACT:   NEAL SUTTON
           SMITH INTERNATIONAL, INC.
           SR. VICE PRESIDENT AND GENERAL COUNSEL
           (281) 443-3370

                 SMITH INTERNATIONAL, INC. APPOINTS NEW DIRECTOR

         HOUSTON, Texas (December 1, 2004)... Smith International, Inc. (NYSE :
SII) announced today the appointment of Dod A. Fraser to its Board of Directors. Mr. Fraser will serve until the Annual Meeting of Shareholders in 2005. He will join the Audit Committee and the Compensation and Benefits Committee.

         Mr. Fraser is the President of Sackett Partners Incorporated, a consulting company for not-for-profit entities. Mr. Fraser established Sackett Partners in 2000 upon retiring from a 27-year career in investment banking. From 1995 to 2000, Mr. Fraser was with The Chase Manhattan Bank, now JP Morgan Chase, where he was Managing Director, Group Executive of the global oil and gas group. Prior to that, Mr. Fraser was a General Partner of Lazard Freres & Co., which he joined in 1978.

         Mr. Fraser serves on the Board of Forest Oil Corporation and is a member of the Nominating & Corporate Governance Committee, and chairs the Audit Committee. He also serves on the Board of Terra Industries Inc. and is a member of the Audit Committee, Compensation and Corporate Governance Committees. Mr. Fraser is also the trustee for The Lawrenceville School, an independent boarding school in New Jersey; the Hurricane Island Outward Bound School; and Resources for the Future, an environmental policy think tank.

         Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I SWACO, Smith Technologies, Smith Services and Wilson.